Exhibit 99.1

MediCor Ltd. Subsidiary Obtains $20 Million Loan Facility

    LAS VEGAS--(BUSINESS WIRE)--Sept. 13, 2004--MediCor Ltd. (OTCBB:MDCR) today announced that its French subsidiary ES Holdings SAS has signed a loan agreement with BNP Paribas providing for up to $20 million in financing. The loan agreement follows MediCor's recent acquisition of Laboratoires Eurosilicone SA, which is now wholly owned by ES Holdings. The loan agreement reflects the completion of MediCor's contemplated financing relating to the Eurosilicone acquisition.
    The term of the loan agreement is for seven years and includes an initial funding of approximately $9.0 million, with additional availability of approximately $11.0 million to finance payments in connection with the Laboratoires Eurosilicone acquisition.
    Thomas Moyes, Chief Financial Officer of MediCor Ltd., said, "We are very pleased with our loan agreement with BNP Paribas, which represents a positive development for MediCor following its Eurosilicone acquisition. This new credit facility provides enhanced financial resources to support MediCor's continued growth and focus on its core aesthetic, plastic and reconstructive surgery markets worldwide. The loan agreement is consistent with MediCor's objectives to closely manage financial resources to operate efficiently and take advantage of business opportunities. We look forward to working with BNP Paribas."
    MediCor Ltd. Chief Executive Officer Theodore Maloney added, "The financing with BNP Paribas is yet another acknowledgement of the value of the Eurosilicone franchise, one we intend to leverage and integrate with the premier team in the breast implant industry led by Donald K. McGhan. This new capital will enable us to continue to advance the industry through unequaled innovation, marketing and support, hallmarks of the McGhan management strategy. We are delighted to expand Eurosilicone's relationship with BNP Paribas."

    About MediCor

    MediCor acquires, develops, manufactures and markets products for medical specialties in aesthetic, plastic and reconstructive surgery and dermatology markets. Its products are sold worldwide to hospitals, surgery centers and physicians through a combination of distributors and direct sales personnel. MediCor's objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

    About Eurosilicone

    Eurosilicone, a wholly-owned subsidiary of MediCor Ltd., develops, manufactures and markets a full range of breast implants for the aesthetic, plastic and reconstructive surgery markets, including silicone gel and inflatable saline-filled breast implants, with both round and anatomical shapes, and smooth or unique micro-textured surfaces. Eurosilicone also markets a line of external breast prostheses under the Maxima brand sold by its Europrotex division, available in six different shapes and a wide range of sizes. Eurosilicone also manufactures and markets a range of other silicone implants, including tissue expanders, testicular implants, gluteus implants, calf implants, nasal implants, malar implants and chin implants.

    Forward Looking Statements

    Statements in this press release may involve forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding MediCor's future credit availability and growth plans. Such statements are based upon the current beliefs and expectations of MediCor's management and are subject to significant risks and uncertainties, including external factors such as interest rate fluctuations, research and development and marketing expenditures, changes in customer spending and other factors over many of which management has no control. These forward-looking statements should be evaluated together with additional information about MediCor's business, markets, conditions and other uncertainties, which could affect MediCor's future performance, which are contained in MediCor's Annual Report on Form 10-KSB for the year ended June 30, 2003 and its other filings with the Securities and Exchange Commission and available at the Securities and Exchange commission's Internet site (http://www.sec.gov), which are incorporated into this press release by reference. Actual results may vary materially because of risks and uncertainties. This press release speaks only as of its date, and MediCor disclaims any duty to update the information herein.

    CONTACT: MediCor Ltd.
             Marc S. Sperberg, 702-932-4560 x308